Exhibit 2.k.4

EXECUTION COPY
SECURITY AGREEMENT
By
ACSF FUNDING I, LLC
as Borrower
and
BANK OF AMERICA, N.A.,
as Administrative Agent on behalf of the Secured Parties
______________________
Dated as of December 18, 2013

TABLE OF CONTENTS
Page
PREAMBLE    1
RECITALS    1
AGREEMENT    2
ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS 4

SECTION 1.2.	INTERPRETATION 6

SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES 6
ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST 6

SECTION 2.2.	FILINGS 7
ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST 8

SECTION 3.2.	OTHER ACTIONS 8

SECTION 3.3.	SUPPLEMENTS; FURTHER ASSURANCES 9
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE 10

SECTION 4.2.	VALIDITY OF SECURITY INTEREST 10

SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF COLLATERAL 10

SECTION 4.4.	OTHER FINANCING STATEMENTS 11

SECTION 4.5.	CONSENTS, ETC. 11
ARTICLE V

TRANSFERS

SECTION 5.1.	TRANSFERS OF COLLATERAL 11
ARTICLE VI

REMEDIES

SECTION 6.1.	REMEDIES 11

SECTION 6.2.	NOTICE OF SALE 15

SECTION 6.3.	WAIVER OF NOTICE AND CLAIMS 15

SECTION 6.4.	NO WAIVER; CUMULATIVE REMEDIES 16

SECTION 6.5.	FIRST LOOK BIDDER 16
ARTICLE VII

APPLICATION OF PROCEEDS

SECTION 7.1.	APPLICATION OF PROCEEDS 16
ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.	CONCERNING ADMINISTRATIVE AGENT 17

SECTION 8.2.	ADMINISTRATIVE AGENT MAY PERFORM; ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT 18

SECTION 8.3.	CONTINUING SECURITY INTEREST; ASSIGNMENT 18

SECTION 8.4.	TERMINATION; RELEASE 19

SECTION 8.5.	MODIFICATION IN WRITING 19

SECTION 8.6.	NOTICES 19

SECTION 8.7.	SUFFICIENCY OF REMEDIES; GOVERNING LAW, CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL; NON-RECOURSE OBLIGATIONS; NO PETITION 19

SECTION 8.8.	SEVERABILITY OF PROVISIONS 19

SECTION 8.9.	EXECUTION IN COUNTERPARTS 20

SECTION 8.10.	NO CREDIT FOR PAYMENT OF TAXES OR IMPOSITION 20

SECTION 8.11.	NO CLAIMS AGAINST ADMINISTRATIVE AGENT 20

SECTION 8.12.	NO RELEASE 20

SECTION 8.13.	ADMINISTRATIVE AGENT. 21

SECURITY AGREEMENT
This SECURITY AGREEMENT dated as of December 18, 2013 (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by ACSF Funding I, LLC, a Delaware limited liability company (the “Borrower” or the “Pledgor”), as pledgor, assignor and debtor, in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).
R E C I T A L S :
A.    The Borrower, the Administrative Agent, and the Lenders have, in connection with the execution and delivery of this Agreement and the Collateral Administration Agreement (defined below), entered into that certain credit agreement, dated as of even date herewith (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement).
B.    The Borrower, the Administrative Agent and Deutsche Bank AG (the “Collateral Administrator”), have, in connection with the execution and delivery of this Agreement and the Credit Agreement, entered into that certain collateral administration agreement, dated as of even date herewith (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Administration Agreement”).
C.    This Agreement is given by the Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.
D.    It is a condition to the obligations of the Lenders to make Loans under the Credit Agreement that the Pledgor execute and deliver the applicable Loan Documents, including this Agreement.
A G R E E M E N T :
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION
SECTION 1.1.    Definitions.
(a)    Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
“Accounts”; “Bank”; “Chattel Paper”; “Deposit Account”; “Documents” “Entitlement Order”; “Financial Asset”; “General Intangibles”; “Investment Property”; “Letter-of-Credit Rights”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement” and “Supporting Obligations”.
(b)    The following terms shall have the following meanings:
“Account Control Agreement” shall mean an agreement substantially in the form attached to the Collateral Administration Agreement establishing the Administrative Agent’s Control with respect to any Securities Account or such other form as reasonably acceptable to the Administrative Agent.
“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.
“Agreement” shall have the meaning assigned to such term in the Preamble hereof.
“Borrower” shall have the meaning assigned to such term in the Preamble hereof.
“Collateral” shall have the meaning assigned to such term in Section 2.1.
“Collateral Account” shall mean the Account established and designated as such under the Collateral Administration Agreement
“Collateral Administration Agreement” shall have the meaning assigned to such term in Recital B.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.
“Continuing Event of Default” shall mean any Event of Default as defined in the Credit Agreement that has occurred and is continuing and has not been waived or cured in accordance with the provisions of the Credit Agreement. For the avoidance of doubt, any Event of Default not waived or cured prior to the exercise by the Administrative Agent of remedies under Section 8.02(b) of the Credit Agreement shall be a Continuing Event of Default notwithstanding any subsequent cure.
“Contracts” shall mean, collectively, with respect to the Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between the Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Control” shall mean “control,” as such term is defined in Section 8‑106 of the UCC.
“Credit Agreement” shall have the meaning assigned to such term in Recital A.
“Distributions” shall mean, collectively, with respect to the Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Collateral Assets, from time to time received, receivable or otherwise distributed to the Pledgor in respect of or in exchange for any or all of the Collateral.
“Excluded Property” shall mean (i) any lease, permit, license, property right, contract, agreement or other document to which the Pledgor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of the Pledgor therein or (b) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable requirements of any Laws or principles of equity), provided, however, that such security interest shall attach immediately and automatically at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, or agreement that does not result in any of the consequences specified in (a) or (b), including any Proceeds of such lease, license, contract, or agreement and (ii) any asset to the extent that any requirement of applicable Laws prohibits the creation of a Lien thereon or requires the consent of any Governmental Authority that is not possible to obtain.
“First Look Bidder” shall have the meaning assigned to such term in Section 6.5.
“Instruments” shall mean, collectively, with respect to the Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
“Pledgor” shall have the meaning assigned to such term in the Preamble.

“Secured Parties” shall mean the Lenders and the Administrative Agent.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Lenders’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
SECTION 1.2.    Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.
SECTION 1.3.    Resolution of Drafting Ambiguities. The Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that, to the maximum extent permitted by applicable law, any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.
ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS
SECTION 2.1.    Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, the Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a Lien on and security interest in all of the right, title and interest of the Pledgor in, to and under all property of the Pledgor and in particular the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):
(i)    the Collateral Assets;
(ii)    all Instruments;
(iii)    all Investment Property and all Financial Assets;
(iv)    all General Intangibles, including, without limitation, all Payment Intangibles;
(v)    all Money and all Deposit Accounts;

(vi)    all Chattel Paper;
(vii)    all Letter-of-Credit Rights
(viii)    all Documents;
(ix)    all Supporting Obligations;
(x)    all books and Records relating to the Collateral;
(xi)    all Accounts;
(xii)    all rights arising under the Investment Advisory Agreement and the Sale Agreement;
(xiii)    all Cash and Cash Equivalents (a) held in, or expressly required to be deposited into, the Collateral Account pursuant to the terms of the Collateral Administration Agreement, or (b) received by the Administrative Agent or any Lender as a result of the exercise of remedies in accordance with the Loan Documents in respect of the Collateral Assets; provided that Cash and Cash Equivalents that would otherwise constitute Collateral pursuant to this clause (xiii) shall cease to be Collateral immediately and automatically upon their release from the Collateral Account pursuant to the terms of the Collateral Administration Agreement; and
(xiv)    to the extent not covered by clauses (i) through (xiii) of this sentence, all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.
Notwithstanding the foregoing, the Lien and security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, and the component definitions thereof shall not include, any Excluded Property. Any Collateral Asset and related Collateral shall cease to be Collateral immediately and automatically upon its sale or transfer pursuant to and in compliance with the terms and conditions of the Loan Documents.

SECTION 2.2.    Filings. The Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including whether the Pledgor is an organization, the type of organization and any organizational identification number issued to the Pledgor. The Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon reasonable request by the Administrative Agent.
(a)    The Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Collateral if filed prior to the date hereof; provided that, if the transactions contemplated by the Loan Documents are not consummated, the Administrative Agent shall file, at its own expense, such termination statements within one (1) Business Day as are necessary to terminate any such financing statements so filed.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL
SECTION 3.1.    Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each relevant governmental, municipal or other office. The Pledgor agrees that at its sole cost and expense, the Pledgor (to the extent it is in the Pledgor’s control or in the control of the Pledgor’s Affiliate) will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest for so long as the Credit Agreement is in effect subject only to Permitted Liens and until the irrevocable repayment, satisfaction and discharge in full of all Obligations (other than contingent obligations, provided however, that if the Administrative Agent notifies the Pledgor that a contingent claim is reasonably likely to be asserted, then the Pledgor shall maintain the security interest until such time as the Administrative Agent confirms that such contingent claim has been withdrawn, resolved or paid, such confirmation not to be unreasonably withheld or delayed).
SECTION 3.2.    Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, the Pledgor represents and warrants as follows and agrees, in each case at the Pledgor’s own expense, to take the following actions with respect to the following Collateral:
(a)    Instruments. If any amount then payable under or in connection with any of the Collateral shall be evidenced by any Instrument with a value in excess of $100,000 individually or in the aggregate, the Pledgor shall promptly endorse, assign and deliver the same to the Collateral Administrator pursuant to the Collateral Administration Agreement.
i.(b)    Securities Accounts. (i) As of the date hereof, the Pledgor has no Securities Accounts other than the Collateral Account. The Administrative Agent, so long as this Agreement is in effect, has a first priority security interest in the Collateral Account subject only to Permitted Liens, which security interest is perfected by Control. The Pledgor shall not hereafter establish and maintain any Securities Account with any Securities Intermediary without the written consent of the Administrative Agent. The Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and deposit any and all cash and Investment Property received by it into the Collateral Account pursuant to the Collateral Administration Agreement. The Administrative Agent agrees with the Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. The Pledgor shall not grant Control over any cash or Investment Property to any Person other than the Administrative Agent; provided that nothing contained in this Section 3.2(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Pledgor or any other Person under any Account Control Agreement or under applicable requirements of any Laws.
(ii)     As between the Administrative Agent and the Pledgor, the Pledgor shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to, or the destruction of the Investment Property, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, the Pledgor or any other Person, so long as such loss, damage or destruction does not result from the gross negligence or willful misconduct of the Administrative Agent.
SECTION 3.3.    Supplements; Further Assurances. The Pledgor shall at its sole expense take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, notices, supplements, powers and instruments, lists, schedules, descriptions and designations of Collateral, invoices, confirmatory assignments, additional security agreements, conveyances, transfer endorsements, certificates, reports and other assurances or instruments as the Administrative Agent may in its reasonable judgment deem necessary or desirable in order to create, perfect, preserve and protect the security interest in the Collateral or any part thereof as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements, amendments thereto and assignments thereof and other documents (including this Agreement) under the Uniform Commercial Code (or other similar Laws) in any applicable jurisdiction with respect to the security interest created hereby and the execution and delivery of any Account Control Agreement, all in form reasonably satisfactory to the Administrative Agent and in such offices wherever required by Law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Collateral. The Pledgor shall file and shall pay the reasonable costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.
If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of the Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgor.
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
The Pledgor represents, warrants and covenants as follows:
SECTION 4.1.    Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the Pledgor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others, other than Permitted Liens.
SECTION 4.2.    Validity of Security Interest.
(a)    The security interest in and Lien on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity, and (ii) a perfected first priority security interest in all of the Collateral (to the extent such security interest can be perfected pursuant to Article 9 of the UCC) subject only to Permitted Liens. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected first priority, continuing security interest therein, prior to all other Liens on the Collateral subject only to Permitted Liens.
(b)    With respect to each Collateral Asset, the pledge hereunder to the Administrative Agent for the benefit of the Secured Parties is permitted under the underlying documentation governing or relating to such Collateral Asset and creates a valid security interest that would be respected under the Law of each relevant jurisdiction.
SECTION 4.3.    Defense of Claims; Transferability of Collateral. Subject to Section 6.04 of the Credit Agreement, the Pledgor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all Persons at any time claiming any interest therein adverse to the Administrative Agent or any other Lender other than Permitted Liens. As of the date hereof, there is no agreement, order, judgment or decree, and the Pledgor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with the Pledgor’s obligations or the rights of the Administrative Agent hereunder. Upon delivery of any Collateral as provided in the Collateral Administration Agreement, the Borrower will have received all consents and approvals required by the terms of any item of Collateral for the transfer to the Collateral Administrator of the Borrower’s interest and rights in the Collateral hereunder and any exercise of the Administrative Agent’s rights and remedies hereunder.
SECTION 4.4.    Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the Law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement. The Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the Law of any jurisdiction) relating to any Collateral, except in favor of the Administrative Agent pursuant to this Agreement.
SECTION 4.5.    Consents, etc. In the event that after the occurrence of an Event of Default, the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Administrative Agent, the Pledgor agrees to use its reasonable best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

ARTICLE V

TRANSFERS
SECTION 5.1.    Transfers of Collateral. The Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement or the Collateral Administration Agreement.
ARTICLE VI

REMEDIES
SECTION 6.1.    Remedies.
(a)    During a Continuing Event of Default, the Administrative Agent may from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:
(i)    Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of the Pledgor.
(ii)    Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to the Pledgor, prior to receipt by any such obligor of such instruction, the Pledgor shall hold all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than three (3) Business Days after receipt thereof) pay such amounts to the Administrative Agent.
(iii)    Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of the Pledgor constituting Collateral for application to the Obligations as provided in Article VII.
(iv)    Retain and apply the Distributions to the Obligations as provided in Article VII.

(v)    Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral.
(vi)    Sell, assign, give option or options to purchase or otherwise dispose of Collateral as provided in Section 6.1(b)
(vii)    Exercise all the rights and remedies of a secured party on default under the UCC.
(b)    Sales of Collateral.
(i)    Subject to Section 6.5, but without otherwise limiting the rights and remedies of a secured party on default under the UCC, during a Continuing Event of Default, Administrative Agent may in its sole discretion, without demand of performance or other demand, presentment, protest, advertisement or notice (except as specified in Section 6.2), in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing). To the fullest extent permitted by applicable Laws, the Administrative Agent or any other Lender or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of the Collateral or any part thereof payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given; provided, that the Administrative Agent shall sell Collateral to the First Look Bidder if the requirements of Section 6.5 are satisfied. The Administrative Agent and each Lender shall have the right to advise any potential bidder of the existence or potential existence of a First Look Bidder with respect to such sale. The Administrative Agent may adjourn any such sale, whether public or private, or cause the same to be adjourned from time to time by announcement prior to or at the time and place fixed therefor, and such sale may, without further notice or publication, be made at the time and place to which it was so adjourned. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of the Pledgor, which right or equity of redemption is hereby waived or released.
(ii)    The Pledgor recognizes that, by reason of certain prohibitions contained in Law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral under Section 6.1, to limit purchasers to those who meet the requirements of such Governmental Authority. The Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Laws, the Administrative Agent shall have no obligation to engage in public sales.
(iii)    The Pledgor shall use its best efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Collateral pursuant to this Section 6.1 valid and binding and in compliance with any and all other requirements of applicable Laws.
(iv)    The Pledgor further agrees that a breach of any of the covenants contained in this Section 6.1(b) will cause irreparable injury to the Administrative Agent and the other Lenders, that the Administrative Agent and the other Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that, to the maximum extent permitted by applicable Law, each and every covenant contained in this Section 6.1(b) shall be specifically enforceable against the Pledgor, and, to the maximum extent permitted by applicable Law, the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing or a defense that payment has been made in full.
(v)    Section 9‑610 of the UCC states that in certain circumstances the Administrative Agent is able to purchase certain Collateral only if the Collateral is sold at a public sale. The Administrative Agent has advised the Borrower that SEC staff personnel have issued various No Action Letters describing procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Article 9 of the UCC, yet not public for purposes of Section 4(2) of the Securities Act. The UCC permits the Borrower to agree on the standards for determining whether the Lender has complied with its obligations under Article 9 of the Code. Pursuant to the UCC, the Borrower hereby specifically agrees (x) that it shall not raise any objection to the Administrative Agent’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Administrative Agent has not registered or sought to register the Collateral under the Securities Act, even if the Borrower agrees to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Administrative Agent purchases the Collateral at such a sale.
(vi)    The Borrower agrees that the Administrative Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent pursuant to this Agreement. Subject to Section 6.5, the Administrative Agent may, in its sole discretion, among other things, accept the first bid received, or decide to approach or not to approach any potential purchasers. Subject to Section 6.5, the Borrower hereby agrees that the Administrative Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. Without in any way limiting the Lender’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, the Borrower hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and the Borrower hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:
(1)    the Lender conducts such foreclosure sale in the State of New York;
(2)    such foreclosure sale is conducted in accordance with the Laws of the State of New York; and
(3)    not more than thirty days before, and not less than three Business Days in advance of such foreclosure sale, the Administrative Agent notifies the Borrower at the address set forth in the Credit Agreement of the place of such foreclosure sale and time on or after which such foreclosure sale will occur.
SECTION 6.2.    Notice of Sale. The Pledgor acknowledges and agrees (without limiting Section 6.1(b)(vi)) that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by Law, three Business Days prior notice to the Pledgor of (i) the place of any public sale or private sale or other intended disposition is to take place and (ii) the time on or after which such public sale, private sale or other intended disposition is intended to occur shall be commercially reasonable notification of such matters. No notice need be given to the Pledgor if (a) it has signed, during a Continuing Event of Default, a statement renouncing or modifying any right to notice of sale or other intended disposition or (b) a First Look Bidder has failed to pay in full in accordance with Section 6.5(b).
SECTION 6.3.    Waiver of Notice and Claims. The Pledgor hereby waives, to the fullest extent permitted by applicable Laws, notice of judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under Law, and the Pledgor hereby further waives, to the fullest extent permitted by applicable Laws: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder, (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law and (iv) any claims against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder (except for any claims, damages and demands it may have against the Administrative Agent arising from the willful misconduct or gross negligence of the Administrative Agent), including by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if (subject to Section 6.5) the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.
The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VI in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at Law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at Law and in equity against the Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Pledgor.
SECTION 6.4.    No Waiver; Cumulative Remedies.
(a)    No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by Law or otherwise available.
SECTION 6.5.    First Look Bidder.
(a)    Notwithstanding anything to the contrary contained herein or any other Loan Document or any right or remedy of the Administrative Agent thereunder, prior to the sale of any Collateral by the Administrative Agent in connection with its exercise of remedies during a Continuing Event of Default, and no later than 2 Business Days following the Administrative Agent’s advance notice to the Pledgor of such sale, the Pledgor or one or more funds managed by the Investment Adviser or an Affiliate of the Investment Adviser Parent may arrange for an Approved Dealer acting on behalf of any of the foregoing (such dealer or financial institution, a “First Look Bidder”) to submit a bid for such Collateral (in whole, and not in part). The Collateral will be sold to the First Look Bidder if its bid is at least equal to the aggregate amount of all principal, interest, Makewhole Fees, indemnities and other amounts payable to the Lenders in respect of the Loan Documents.
(b)    If a First Look Bidder fails with respect to any Collateral to pay such price in full in accordance with settlement that is normal and customary for such Collateral, the Administrative Agent may exercise any other remedies in this Article VI without further solicitation of bids from any First Look Bidder.

ARTICLE VII

APPLICATION OF PROCEEDS
SECTION 7.1.    Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with Section 8.03 of the Credit Agreement.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.1.    Concerning Administrative Agent.
(a)    The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.
(b)    Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Lenders shall have responsibility for (i)

ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent or any other Lender has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.
(c)    The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
SECTION 8.2.    Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If the Pledgor shall fail to perform any covenants contained in this Agreement (including the Pledgor’s covenants to (i) pay and discharge any tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property, (ii) discharge Liens or (iii) pay or perform any obligations of the Pledgor under any Collateral) or if any representation or warranty on the part of the Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds in a commercially reasonable manner for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Pledgor fails to pay or perform. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgor in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 8.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 8.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. The Pledgor hereby appoints the Administrative Agent (effective during a Continuing Event of Default) its attorney-in-fact, with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Loan Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 8.3.    Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgor, its respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Lenders and each of their respective successors, permitted transferees and permitted assigns. No other Persons (including any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), subject to and in compliance with the provisions of the Credit Agreement, any Lender may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject however, to the provisions of the Credit Agreement. The Pledgor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Pledgor or otherwise.
SECTION 8.4.    Termination; Release. This Agreement shall terminate upon the irrevocable repayment, satisfaction and discharge in full of all Obligations (other than contingent obligations, provided however, that if the Administrative Agent notifies the Pledgor that a contingent claim is reasonably likely to be asserted, then the Pledgor shall maintain the security interest until such time as the Administrative Agent confirms that such contingent claim has been withdrawn, resolved or paid, such confirmation not to be unreasonably withheld or delayed). Upon termination of this Agreement, the Collateral shall be released automatically from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgor, promptly assign, transfer and deliver to the Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC‑3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be. In addition, the security interest in the relevant Collateral created hereby shall be released from time to time in accordance with Section 6(f) of the Collateral Administration Agreement.

SECTION 8.5.    Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.
SECTION 8.6.    Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to the Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.6.
SECTION 8.7.    Sufficiency of Remedies; Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial; Non-Recourse Obligations; No Petition. Sections 10.04(f), 10.14, 10.15, and 10.20 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
SECTION 8.8.    Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
SECTION 8.9.    Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic imaging means (e.g. “pdf” or “tif”)shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.10.    No Credit for Payment of Taxes or Imposition. The Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.
SECTION 8.11.     No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving the Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
SECTION 8.12.     No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Lender to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Lender for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Lender shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Lender be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. The obligations of the Pledgor contained in this Section 8.12 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
SECTION 8.13.    Administrative Agent. It is agreed that the Administrative Agent is entering into this Agreement in its capacity as Administrative Agent under the Credit Agreement, and the provisions of Article IX of the Credit Agreement applicable to the Administrative Agent thereunder shall also apply to the Administrative Agent hereunder.

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IN WITNESS WHEREOF, the Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.
ACSF FUNDING I, LLC,
as Pledgor
By: American Capital ACSF Management, LLC, its designated manager

By:	/s/ Samuel A. Flax Name: Samuel A. Flax Title: Executive Vice President and Secretary

BANK OF AMERICA N.A.,
as Administrative Agent

By:	/s/ Allen D. Shifflet Name: Allen D. Shifflet Title: Managing Director